AGREEMENT AND PLAN OF MERGER


     This AGREEMENT AND PLAN OF MERGER is made and entered into as of this 30th day of April, 2006, by and between Morningstar Industrial Holdings Corp., a Nevada corporation ("Morningstar"), and New World Entertainment Corp., a Nevada corporation and wholly-owned subsidiary of Morningstar ("New World").

                               B A C K G R O U N D

     WHEREAS, the respective Boards of Directors of Morningstar and New World deem it advisable and in the best interests of Morningstar and New World (each of which are sometimes referred to herein as the "Constituent Corporations") that New World merge with and into Morningstar (the "Merger"), pursuant to this Agreement and Plan of Merger (the "Plan of Merger") and the applicable provisions of the Nevada Revised Statutes (the "NRS"); and

     WHEREAS, the approval of the shareholders of Morningstar is not required pursuant to NRS 92A.180.

     NOW THEREFORE, in consideration of the foregoing premises, and in reliance on the respective representations, warranties and covenants contained herein, and for other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

     1. Merger. The Constituent Corporations shall effect the Merger upon the terms and subject to the conditions set forth in this Plan of Merger.

          (a) The Merger. At the Effective Time (as hereinafter defined), New World shall be merged with and into Morningstar pursuant to this Plan of Merger, the separate corporate existence of New World shall cease and Morningstar shall continue as the surviving corporation under its subsidiary's name of New World Entertainment Corp., all upon the terms and subject to the conditions provided for in this Agreement and pursuant to the NRS. Morningstar as it exists from and after the Effective Time, is sometimes hereinafter referred to as the "Surviving Corporation."

          (b) Effect of the Merger. The Merger shall have the effect provided therefor by the NRS. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time (i) all the rights, privileges, powers and franchises, of a public as well as of a private nature, and all property, real, personal and mixed, and all debts due on whatever account, including without limitation subscriptions to shares, and all other choses in action, and all and every other interest of or belonging to or due to New World or Morningstar shall be taken and deemed to be transferred to, and vested in, the Surviving Corporation without further act or deed; and all property, rights and privileges, powers and franchises and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation, as they were of New World and Morningstar, and (ii) all debts, liabilities, duties and obligations of New World and Morningstar shall become the debts, liabilities, duties and obligations of the Surviving Corporation and the Surviving Corporation shall thenceforth be responsible and liable for all the debts, liabilities, duties and obligations of New World and Morningstar and neither the rights of creditors nor any liens upon the property of New World or Morningstar shall be impaired by the Merger, and may be enforced against the Surviving Corporation.

          (c) Consummation of the Merger. Simultaneously with the execution of this Merger Agreement, Articles of Merger shall be filed with the Secretary of State of the State of Nevada in accordance with the provisions of the NRS and the Merger shall become effective upon such filing or at such later time on the date hereof as may be specified in the filing with the Secretary of State of the State of Nevada (the "Effective Time"). The Surviving Corporation, which shall continue to be governed by the laws of the State of Nevada, hereby agrees that it may be served with process in the State of Nevada in any proceeding for enforcement of any obligation of New World, as well as for enforcement of any obligation of the Surviving Corporation arising from the Merger.

     2. Articles of Incorporation; By-laws; Directors and Officers. The Articles of Incorporation of the Surviving Corporation from and after the Effective Time shall be the Articles of Incorporation of Morningstar substantially in the form attached hereto as Exhibit A, until thereafter amended in accordance with the provisions therein and as provided by the NRS. The By-laws of the Surviving Corporation from and after the Effective Time shall be the By-laws of Morningstar as in effect immediately prior to the Effective Time, substantially in the form attached hereto as Exhibit B, continuing until thereafter amended in accordance with their terms and the Articles of Incorporation of the Surviving Corporation and as provided by the NRS. The initial directors of the Surviving Corporation shall be the directors of Morningstar immediately prior to the Effective Time, in each case until their successors are elected and qualified, and the initial officers of the Surviving Corporation shall be the officers of Morningstar immediately prior to the Effective Time, in each case until their successors are duly elected and qualified.

     3. Conversion and Cancellation of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of New World, Morningstar or any holder of any shares of capital stock of New World, all of the outstanding shares of New World Common Stock shall be converted on a 1:1 basis into shares of Morningstar Common Stock, $0.001 par value per share (the "Shares"). Furthermore, the two hundred shares of Morningstar Common Stock issued and outstanding in the name of New World shall be cancelled and retired, and no payment shall be made with respect thereto, and such shares shall resume the status of authorized and unissued shares of Morningstar Common Stock. In addition, all outstanding options and warrants exercisable or convertible into shares of New World capital stock shall, at the Effective Time, by virtue of the Merger and without any action on the part of New World, Morningstar or any holder of any shares of capital stock of New World, be converted on a 1:1 basis into options and warrants of Morningstar, convertible or exercisable into Morningstar capital stock, as applicable. The Shares shall be fully paid and non-assessable. At the Effective Time, other than those enumerated above, there shall not be any securities, rights, warrants, options or other instruments of New World which, after consummation of the Merger, would be convertible into or exercisable for securities of the Surviving Corporation.

     4. Merger Payment Procedure.

          (a) Exchange of Certificates. At the Effective Time, the shareholders of New World shall surrender all certificates representing all of the capital stock of New World, duly endorsed in blank by the shareholders of New World or accompanied by blank stock powers, to Morningstar and, upon receipt of such certificates and stock powers, Morningstar shall deliver to the shareholders of New World certificates representing the number of Shares to be delivered at such time, calculated pursuant to Section 3 hereof. The shareholders of Morningstar shall promptly cure any deficiencies with respect to the endorsement of the certificates or other documents of conveyance with respect to all the capital stock of New World or with respect to the stock powers accompanying all the capital stock of New World.

          (b) No Further Ownership Rights. The Shares issued and distributed upon the surrender of certificates representing all the capital stock of New World in accordance with the terms of this Agreement shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of the capital stock of New World.

     5. Termination. This Agreement may be terminated at any time on or before the Effective Time by agreement of the Boards of Directors of the Constituent Corporations.

     6. Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     7. Waiver. Any agreement on the part of a party hereto to any extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party by a duly authorized officer.

     8. Further Assurances. If at any time the Surviving Corporation, or its successors or assigns, shall reasonably consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable to
(a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its rights, title or interest in, to or under any of the rights, properties or assets of the Constituent Corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or (b) otherwise carry out the purposes of this Agreement, each Constituent Corporation and its proper officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement; and the proper officers and directors of the Surviving Corporation are fully authorized in the name of each Constituent Corporation or otherwise to take any and all such action.

                            [Signature page follows]

     IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Merger as of the date first above written.



                                           New World Entertainment Corp.
                                           a Nevada corporation


                                           By _____________________________
                                              Name:  Michelle Dobson
                                              Title: President



                                           Morningstar Industrial Holdings Corp.
                                           a Nevada corporation


                                           By________________________________
                                             Name:  Michelle Dobson
                                             Title: President